Exhibit 10.1

First Federal Bank of the Midwest

Executive Group Life Plan - Post Separation

First Federal Bank of the Midwest, a federal stock savings bank located in Defiance, Ohio (the “Bank”), hereby establishes this Executive Group Life Plan – Post Separation (the “Plan”), effective June 30, 2010.

The purpose of the Plan is to attract, retain, and reward Employees (as defined below), by dividing the death proceeds of certain Policies (as defined below), purchased and owned by the Bank on the lives of Participants (as defined below), with the Beneficiaries (as defined below) designated by each Participant. The Bank will pay premiums due on Policies purchased under the Plan from its general assets and Participants will include the value of the insurance coverage provided by the Policies in their gross income each year during which the Policies are in effect. By Participating in this Plan, a Participant agrees that his participation in the First Federal Bank of the Midwest Executive Group Life Plan dated April 28, 2003 is automatically terminated and he shall not be entitled to any benefits thereunder.

Article 1

Definitions

Whenever used in the Plan, the following terms shall have the meanings specified:

1.1	“Bank’s Interest” has the meaning set forth in Section 3.1.

1.2	“Base Salary” means the current annual base salary of the Participant as of the date of the Participant’s death or in the year prior to the Participant’s Separation from Service, as applicable.

1.3	“Beneficiary” has the meaning given to it Article 7.

1.4	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator on which a Participant may designate one or more Beneficiaries.

1.5	“Board” means the Board of Directors of the Bank, as from time to time constituted.

1.6	“Cause” means the personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of the Plan. For purposes of this paragraph, no act or failure to act on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Bank.

1.7	“Code” means the Internal Revenue Code of 1986, as amended.

First Federal Bank of the Midwest

Executive Group Life Plan - Post Separation

1.8	“Election Form” means the form established from time to time by the Plan Administrator on which an eligible Employee indicates acceptance of participation in the Plan.

1.9	“Employee” means an active employee of the Bank or an affiliate who is also a member of a select group of management or highly compensated employees with the meaning of the Employee Retirement Income Security Act of 1974.

1.10	“Insurer” means the insurance company issuing a Policy on the life of a Participant.

1.11	“Net Death Proceeds” means, with respect to a Participant, the total death proceeds payable pursuant to the Participant’s Policy minus the greater of (i) the cash surrender value of such Policy or (ii) the aggregate premiums paid by the Bank on such Policy.

1.12	“Participant” means an Employee who becomes a participant in the Plan pursuant to Article 2.

1.13	“Participant’s Interest” means the benefit set forth in Section 3.2.

1.14	“Plan Administrator” means the plan administrator described in Article 12.

1.15	“Policy” or “Policies” means the individual life insurance policy or policies purchased by the Plan Administrator for purposes of insuring a Participant’s life under the Plan.

1.16	“Separation from Service” means termination of the Participant’s employment with the Bank for any reason other than by reason of death.

Article 2

Participation

2.1	Selection by Plan Administrator. Participation in the Plan shall be limited to those Employees of the Bank selected by the Plan Administrator, in its sole discretion, to participate in the Plan.

2.2	Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Plan Administrator (i) an Election Form and (ii) a Beneficiary Designation Form, and (iii) comply with such other enrollment requirements as the Plan Administrator, in its sole discretion, may establish from time to time.

2.3	Eligibility; Commencement of Participation. Provided that an Employee selected to participate in the Plan has met all enrollment requirements set forth in the Plan and, to the extent applicable, required by the Plan Administrator, the Employee will become a Participant once a Policy on such Employee have been issued by the Insurer(s).

First Federal Bank of the Midwest

Executive Group Life Plan - Post Separation

2.4	Termination of Participation. The rights of a Participant and the Participant’s Beneficiary under the Plan may be terminated in accordance with Article 11.

Article 3

Policy Ownership/Interests

3.1	Bank’s Interest. The Bank shall own all Policies and shall have the right to exercise all incidents of ownership with respect to the Policies and may terminate any Policy or all Policies without the consent of the Participant. The Bank shall be the beneficiary of any proceeds payable under a Policy after a Participant’s Interest is determined pursuant to Section 3.2.

3.2	Participant’s Interest. A Participant, or a Participant’s assignee, shall have the right to designate a Beneficiary to receive a benefit equal to the lesser of (i) two (2) times the Participant’s Base Salary or (ii) the Net Death Proceeds, which shall be payable in a lump sum within ninety (90) days following the Participant’s death. The Participant shall also have the right to elect and change settlement options with respect to the Participant’s Interest by providing written notice to the Bank and the Insurer.

Article 4

Premiums And Imputed Income

The Bank shall pay all premiums due on all Policies and shall impute income to Participants under the “economic benefit” regime described in Treasury Regulation §1.61-22(d)(3)(ii) or any subsequent applicable authority.

Article 5

Comparable Coverage

5.1	Insurance Policies. Subject to the provisions of Article 11, the Bank will provide the benefits described in the Plan through Policies purchased at the commencement of the Plan, or, if later, the Participant’s commencement of participation in the Plan

5.2	Offer to Purchase. If the Bank discontinues a Policy on a Participant, the Bank shall give the Participant at least thirty (30) days prior written notice to purchase such Policy. The purchase price shall be the fair market value of the Policy, as determined under Treasury Regulation §1.61-22(g)(2) or any subsequent applicable authority.

Article 6

General Limitations

6.1	Removal. Notwithstanding any provision of the Plan to the contrary, a Participant’s rights in the Plan and the right of the Participant’s Beneficiary to the Participant’s Interest shall terminate if the Participant is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

First Federal Bank of the Midwest

Executive Group Life Plan - Post Separation

6.2	Suicide or Misstatement. No benefits shall be payable to a Beneficiary under the Plan if a Participant commits suicide within two (2) years after the date of the Plan (or, if later, the issuance of the Policy), or if the Insurer denies coverage (i) for a material misstatement of fact made by the Participant on any Policy application purchased by the Bank under the Plan, or (ii) for any other reason; provided, however that the Bank shall make commercially reasonable efforts to cause the Insurer to pay the denied claim.

6.3	Termination for Cause. Notwithstanding any provision of the Plan to the contrary, a Participant shall forfeit any right to a benefit under the Plan if the Bank terminates the Participant’s employment for Cause.

Article 7

Beneficiaries

7.1	Beneficiary. A Participant shall have the right, at any time, to designate a Beneficiary to receive any benefits payable under the Plan upon the death of the Participant. The Beneficiary designated under the Plan may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Participant participates.

7.2	Beneficiary Designation; Change. The Participant shall designate a Beneficiary by completing, signing and returning a Beneficiary Designation Form to the Plan Administrator or its designated agent. Any beneficiary designation shall be deemed automatically revoked if the designated Beneficiary predeceases the Participant or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved. A Participant shall have the right to change a prior designation of a Beneficiary by completing, signing and returning a new Beneficiary Designation Form to the Plan Administrator, subject to such rules and procedures, as in effect from time to time, with respect to the changing of a prior designation of a Beneficiary. Upon the receipt by the Plan Administrator of a new Beneficiary Designation Form, all prior Beneficiary designations previously filed by the Participant shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form returned to it by the Participant prior to the Participant’s death.

7.3	No Beneficiary Designation. If a Participant dies without designating a Beneficiary, or if all of a Participant’s designated Beneficiaries predecease the Participant, the Participant’s surviving spouse shall be the designated Beneficiary and, if the Participant has no surviving spouse, the Participant’s estate shall be the Beneficiary.

7.4

Facility of Payment. If the Plan Administrator determines, in its sole discretion, that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator

First Federal Bank of the Midwest

Executive Group Life Plan - Post Separation

may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

Article 8

Assignment

Any Participant may assign, without consideration, all of such Participant’s Interest in the Plan to any person, entity or trust. In the event a Participant shall transfer all of such Participant’s Interest, then all of that Participant’s Interest in the Plan shall be vested in his or her transferee, subject to such transferee executing agreements binding him or her to the provisions of the Plan, which such transferee shall be substituted as a party hereunder, and that Participant shall have no further interest in the Plan.

Article 9

Insurer

The Insurer shall be bound only by the terms of its given Policy. The Insurer shall not be bound by or deemed to have notice of the provisions of the Plan. The Insurer shall have the right to rely on the Plan Administrator’s representations with regard to any definitions, interpretations or Policy interests as specified under the Plan.

Article 10

Claims And Review Procedure

10.1	Claims Procedure. A Participant or Beneficiary (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

10.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

10.1.2

Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice

First Federal Bank of the Midwest

Executive Group Life Plan - Post Separation

of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

10.1.3	Notice of Decision. If the Plan Administrator denies part or the entire claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Plan on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of the Plan’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

10.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

10.2.1	Initiation – Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

10.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

10.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

10.2.4

Timing of Plan Administrator’s Response. The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special

First Federal Bank of the Midwest

Executive Group Life Plan - Post Separation

circumstances and the date by which the Plan Administrator expects to render its decision.

10.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Plan on which the denial is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 11

Amendment And Termination

The Bank may amend or terminate the Plan at any time; however, no such amendment or termination shall reduce or eliminate the rights of a Participant without the Participant’s written consent. The Participant may waive or cease participation in the Plan by providing written notice to the Bank. If the Participant waives or ceases participation in the Plan, any designation of a Beneficiary by the Participant shall terminate and neither the Participant nor the Participant’s Beneficiary shall have any rights with respect to the Participant’s Interest. Nothing in the foregoing shall be construed as preventing the Bank from continuing to maintain a Policy for its own benefit.

Article 12

Administration

12.1	Plan Administrator Duties. This Plan shall be administered by a Plan Administrator which shall consist of the Board, or such committee or persons as the Board may designate to serve as the plan administrator. The Plan Administrator or its designee shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and (ii) decide or resolve any and all questions including interpretations of the Plan, as may arise in connection with the Plan.

12.2	Agents. In the administration of the Plan, the Plan Administrator or its designee may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

First Federal Bank of the Midwest

Executive Group Life Plan - Post Separation

12.3	Binding Effect of Decisions. The decision or action of the Plan Administrator or its designee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

12.4	Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the Plan Administrator or its designee against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to the Plan, except in the case of willful misconduct by the Plan Administrator or its designee.

12.5	Information. To enable the Plan Administrator or its designee to perform its functions, the Bank shall supply full and timely information to the Plan Administrator or its designee on all matters relating to the Separation from Service or death of its Participants, and such other pertinent information as the Plan Administrator or its designee may reasonably require.

Article 13

Miscellaneous

13.1	Binding Effect. This Plan shall bind each Participant and the Bank, their Beneficiaries, survivors, executors, administrators, assigns, and transferees.

13.2	No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give a Participant the right to remain an Employee of the Bank, nor does it interfere with the Bank’s right to discharge a Participant. It also does not require a Participant to remain an Employee nor interfere with a Participant’s right to terminate employment at any time.

13.3	Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Ohio, without regard to any conflicts of law principles, except to the extent preempted by the laws of the United States of America.

13.4	Successors. The term “Bank” as used in the Plan shall be deemed to refer to any successor or survivor company.

13.5	Notice. Any notice or filing required or permitted to be given to the Plan Administrator under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Donald P. Hileman EVP

Director of Human Resources

601 Clinton Street

Defiance, Ohio 43512

First Federal Bank of the Midwest

Executive Group Life Plan - Post Separation

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

13.6	Entire Agreement. This Plan, along with a Participant’s Election Form, Beneficiary Designation Form and any agreement in writing between the Bank and any Participant, constitute the entire agreement between the Bank and the Participant as to the subject matter hereof. No rights are granted to the Participant under the Plan other than those specifically set forth herein.

IN WITNESS WHEREOF, the Bank adopts the Plan as of the date indicated above.

First Federal Bank of the Midwest

By	/s/ Donald P. Hileman
Title	EVP

First Federal Bank of the Midwest

Executive Group Life Plan – Post Separation

Election Form

I, [Name of Executive], a selected under Section 2.1 of the First Federal Bank of the Midwest Executive Group Life Plan – Post Separation (the “Plan”) dated             , hereby elect to become a Participant of the Plan according to Article 2.

I acknowledge that:

(a)	By participating in the Plan, my participation in the First Federal Bank of the Midwest Executive Group Life Plan dated April 28, 2003 (“Prior Plan”) is automatically terminated and that I shall not be entitled to any benefits thereunder and that termination of my participation under the Prior Plan shall not constitute a breach of any agreement in respect of employment between me and my employer or give me “Good Reason” to terminate my employment;

(b)	I have read the Plan document and understand that commencement of participation is contingent on issuance of an insurance policy or policies applied for by the Bank on my life which names the Bank as beneficiary and that I agree to be bound by the terms of the Plan; and

(c)	If my participation in the Plan is later determined to constitute a bonus payment prohibited by 31 C.F.R. §30.10 or any payment under the Plan is later determined to constitute a golden parachute payment prohibited by 31 C.F.R. §30.9, my participation in the Plan will automatically terminate and, to the extent required by 31 C.F.R. Part 30, I will forfeit any right to payment under the Plan.

Executed this      day of             , 20    .

Participant

Acknowledged by the Plan Administrator this      day of             , 20

By

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